Exhibit 10.6

                        EXTENSION AND AMENDMENT AGREEMENT
                                       FOR
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                            HOLLYWOOD MEDIA CORP. AND
                                LAURIE S. SILVERS



         THIS EXTENSION AND AMENDMENT AGREEMENT (the "Agreement") is entered into effective as of the 1st day of July, 2003 (the "Effective Date") by and between HOLLYWOOD MEDIA CORP., a Florida corporation (the "Company") and LAURIE
S. SILVERS (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Executive has served as President of the Company since its inception, and presently serves in this capacity pursuant to a written Employment Agreement with the Company entered into as of July 1, 1993, as amended by that certain Extension and Amendment Agreement entered into as of July 1, 1998 between the Company and the Executive (collectively, the "Current Employment Agreement");

         WHEREAS, the five-year term of the Current Employment Agreement ends July 1, 2003;

         WHEREAS, the Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel;

         WHEREAS, the Compensation Committee of the Board of Directors (the "Committee") of the Company recognizes that the Executive's contribution to the growth and success of the Company has been and will continue to be substantial and desires to assure the Company of the Executive's continued employment in an executive capacity and to compensate Executive therefore;

         WHEREAS, the Committee has determined that entering into this Agreement to extend and update the Current Employment Agreement will reinforce and encourage the Executive's continued attention and dedication to the Company; and

         WHEREAS, the Executive is willing to make her services available to the Company on the terms and conditions hereinafter set forth.

         NOW, THEREFORE, for and in consideration of the mutual benefits to be derived hereby and thereby, and the promises, representations, warranties, covenants and other good and valuable consideration provided for herein and therein, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows, and the Current Employment Agreement is hereby extended and amended as follows, provided, however, that in the event of any inconsistency between the Current Employment Agreement and this Agreement, this Agreement shall take precedence:

         Unless otherwise expressly defined herein, all capitalized terms used herein shall have the meanings set forth in the Current Employment Agreement.

         1. EXTENSION OF TERM OF CURRENT EMPLOYMENT AGREEMENT. The "Term" of the Current Employment Agreement (as defined in Section 1.1 thereof, as amended) is hereby extended for an additional one-year term beginning on the Effective Date and ending on June 30, 2004, unless sooner terminated pursuant to the terms of said Current Employment Agreement; provided, however, the Current Employment Agreement shall automatically renew for successive one (1) year periods, unless either party provides the other party with written notice of termination thirty
(30) days prior to the end of the applicable term; subject further to the


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applicable terms of the Current Employment Agreement and this Agreement in the event of a "Change of Control" (as defined hereinbelow).

         2. BASE SALARY AND ANNUAL INCREASES. Section 2.1 of the Current Employment Agreement is hereby amended to provide that the "Base Salary" effective as of July 1, 2003 shall be at the annual rate of $350,000, which Base Salary is subject to cost-of-living increases after such date as provided in the Current Employment Agreement.

         3. ISSUANCE OF STOCK OPTIONS AND RESTRICTED STOCK. The Current Employment Agreement is hereby amended by adding the following new Section 2.3:

            "2.3 Issuance of Stock Options and Restricted Stock. The Company shall grant the Executive the following:

            (a) an option to purchase 350,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), granted on July 1, 2003 (the "Grant Date"), at an exercise price equal to the closing sale price of the Common Stock on the Nasdaq National Market on the trading day immediately preceding the Grant Date, in accordance with and pursuant to the terms and conditions of the Company's 1993 Stock Option Plan, as amended. The options shall vest cumulatively at the rate of twenty-five percent (25%) on each of October 1, 2003, January 1, 2004, April 1, 2004 and July 1, 2004. The options shall have a five-year term from the Grant Date, irrespective of and notwithstanding any termination of Executive's employment for any reason. The options shall also be subject to accelerated vesting in the event of a "Change of Control", such that the option shall be 100% vested in such event. To the extent permissible by law, such option shall be treated as an incentive stock option.

            (b) 125,000 shares of restricted stock of the Company's Common
                Stock, issued as of the Grant Date, in accordance with and pursuant to the Company's 2000 Stock Incentive Plan, said grant to vest cumulatively at the rate of twenty-five percent (25%) on each of October 1, 2003, January 1, 2004, April 1, 2004 and July 1, 2004; provided, however, that in the event that a "Change of Control" of the Company occurs prior to the end of such twelve
                (12) month period, said grant shall vest immediately, provided further, that such vesting shall be deemed to have begun on July 1, 2003."

         4. EARN-OUT PROVISION. The Current Employment Agreement is hereby amended by adding the following new Section 2.4:

            "2.4 Earn-Out Provision. In the event that the Company (or one of its subsidiaries or affiliates) during the Term of this Agreement and while the Executive is employed by the Company (including any subsequent renewal periods), enters into an agreement for carriage of the Company's Totally Hollywood TV network or any successor network thereto ("THTV") or any part of its programming on one or more cable TV systems with (a) two Multiple System Operators ("MSOs") that are among the six MSOs listed on Exhibit A attached hereto, or (b) Comcast Corporation (an "MSO"), (the satisfaction of the foregoing condition, including the foregoing clause (a) or (b), as the case may be, is referred to herein as a "Payment Event") (it being agreed that such an agreement with a subsidiary or affiliate of such an MSO (or with any successor or purchaser of such an MSO) shall qualify as such an agreement with the MSO for purposes of the foregoing clauses (a) or
         (b), as the case may be), then Executive shall be entitled to payments


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         equivalent to five percent (5%) of the net income (as determined in accordance with GAAP) generated operationally by each of the Company's THTV and Hollywood.com, Inc. businesses from and after the occurrence of the Payment Event. Such payments (the "Net Income Payments") shall be computed and paid within 45 days after each calendar quarter (or 75 days after the fourth quarter of a fiscal year), based on such net income for such quarter (with adjustments to the fourth quarter Net Income Payment to take into account year end adjustments effecting net income in the prior quarters for such year, so that if the net income for such prior quarters is reduced (or increased) due to year end adjustments, then any Net Income Payment otherwise payable for the fourth quarter would be reduced (or increased) by the amount of overpayment (or underpayment) made for such prior quarters, as the case may be, as determined due to such year end adjustments). In the event that THTV and/or Hollywood.com were sold or transferred by the Company following the occurrence of the Payment Event, the Company shall promptly give written notice of such transaction (including the purchase price for such businesses) to the Executive prior to the closing of such transaction, and the Executive shall have the right to elect, by giving written notice to the Company within 10 days following the Executive's receipt of such notice, to receive five percent (5%) of the "net sale proceeds" (defined below) generated from the sale of such business or businesses (a "Sale Payment") in lieu of the Net Income Payments continuing after the sale as to such business or businesses being sold. The Executive may sell, assign, transfer, devise, gift, encumber and/or pledge the foregoing rights to receive payments under this Section 2.4, and such rights shall inure to the benefit of the Executive's heirs, successors and assigns, and such rights are and shall be the obligations of, and binding upon the Company and its successors and assigns. Notwithstanding anything in the Current Employment Agreement or herein to the contrary, these payments rights, once earned by reason of the Payment Event occurring during the Term of employment as provided above, (i) shall survive termination or expiration, for any reason, of Executive's employment with the Company thereafter, and (ii) shall expire upon the cessation of the THTV (or successor) cable channel and Hollywood.com. It is agreed that if THTV changes its name, such as to Hollywood.com TV or Hollywood.com Television (or otherwise), the references to THTV in this Agreement shall constitute references to such renamed business, and the terms of this Agreement shall apply to such renamed business in the same manner as they apply to THTV and the related payment obligations hereunder shall not be affected by reason of such name change.

         For purposes of this Section 2.4, the "net sale proceeds" generated from the sale of a business means (A) the sum of (i) the purchase price paid to the Company and/or its subsidiary and/or its affiliate owning such business at the closing of the purchase of such business, plus
         (ii) any and all debt, payables and other liabilities of the business assumed or acquired by purchaser at the close of such sale less (B) the sum of (x) any and all debt, payables and other liabilities of the business not assumed or acquired by purchaser at the close of such sale, but excluding the Sale Payment to Executive and the Sale Payment to Mitchell Rubenstein under his employment agreement with the Company (in other words, all liabilities of such business that remain liabilities of the Company or any subsidiary of the Company following the closing, other than the Sale Payment to the Executive or to Mitchell Rubenstein), and (y) any and all brokerage or finders fees and other transaction and closing costs and fees incurred or paid by the Company or any subsidiary or affiliate of the Company in connection with such business sale.

         For purposes of this Section 2.4, Hollywood.com shall include the "Hollywood.com" website and all successors to it and all other assets acquired in the Company's acquisition of Hollywood.com, Inc. (formerly known as Hollywood Online Inc.) from The Times Mirror Company, excluding the URLs movieticket.com, movietickets.com, theater.com, theaters.com and theatres.com, but including all other URLs (and proceeds of sales of, or profits generated by, said URLs now or in the future) that are or were owned by Hollywood Online Inc."

         5. EFFECT OF TERMINATION. The Current Employment Agreement is hereby amended by adding the following new Section 4.5:

            "4.5 Effect of Termination. The Executive will continue to receive her salary until the expiration of the Term (including any subsequent renewal periods) of this Agreement, as amended, if her employment is terminated by the Company for any reason other than death, disability or Cause.



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         6. CHANGE OF CONTROL AND AMENDMENT OF SECTION 6(A) OF THE CURRENT
EMPLOYMENT AGREEMENT. Section 6(a) of the Current Employment Agreement is hereby amended by deleting in its entirety the present Section 6(a) and substituting in lieu thereof the following new Section 6(a):

            "(a) For purposes of this Agreement, a "Change of Control" shall be deemed to have taken place if: (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of Company securities, after July 1, 2003, having 20% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board of Directors of the Company, as long as the majority of the Board of Directors of the Company approving the purchases is the majority at the time the purchases are made), or (ii) the persons who were directors of the Company before such transaction shall cease to constitute a majority of the Board of Directors of the Company, or any successor to the Company, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, or (iii) the sale or transfer of the Company in its entirety or all or substantially all of the assets of the Company through any structure or form of transaction (whether or not in connection with a liquidation of the Company), including, but not limited to, a direct or indirect acquisition, merger, consolidation, restructuring, liquidation or any similar or related transaction."

For purposes of clarity, it is hereby acknowledged and agreed that in the event of a "Change of Control", as defined hereinabove, in addition to the terms included in this Agreement, Executive shall be entitled to all rights set forth in the Current Employment Agreement, which shall remain in full force and effect, except for the revision of the definition of "Change of Control" as set forth hereinabove, and the lump sum payment due Executive under the Current Employment Agreement in the event of a Change of Control if the Company terminates Executive's employment thereafter, shall also be payable if at any time within 60 days after such Change of Control, Executive terminates her employment under the Current Employment Agreement (as amended hereby) for any reason.

         7. SURVIVAL. Other than as specifically set forth above, no provision of this Agreement shall be deemed to enlarge, alter or amend the terms or provisions of the Current Employment Agreement. Except as provided in this Agreement, all other provisions, terms and benefits set forth in the Current Employment Agreement shall remain in full force and effect.

         8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

                         [signatures on following page]

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         IN WITNESS WHEREOF, the parties hereto have or have caused their respective duly authorized representatives to execute this Agreement as of the Effective Date.



                                        COMPANY:

                                        HOLLYWOOD MEDIA CORP.,
                                        a Florida corporation

                                                 By:    /s/ Nicholas Hall
                                                        ------------------------
                                                 Name:  Nicholas Hall
                                                 Title:  Chief Operating Officer


                                        EXECUTIVE:

                                        /s/ Laurie S. Silvers
                                        ---------------------
                                        Laurie S. Silvers


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                                    Exhibit A

Time Warner Cable
Charter Communications, Inc.
Adelphia Communications Corporation
Advance/Newhouse Communications
Insight Communications
Mediacom Communications Corporation

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